Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 4 to the Registration Statement on Form F-4/A (No. 333-197569) of Sphere 3D Corporation of our report dated September 23, 2014, with respect to the consolidated financial statements of Overland Storage, Inc. (which expresses an unqualified opinion and includes an explanatory paragraph relating to the going concern uncertainty of Overland Storage, Inc.), and to the reference to our firm under the heading “Experts” in the Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

San Diego, California

November 5, 2014